Exhibit 99.1
For Immediate Release
Contacts:
Thomas Higgins
Chief Financial Officer
508 497 2809
Michele Boudreau, Director
Corporate Communications
650 279 2088
Caliper Life Sciences Reports Strong Second Quarter Revenue
-New LabChip Driven Agreement Boosts Revenue Above Company’s Q2 Guidance-
HOPKINTON, Mass., July 27, 2005 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced its second quarter financial results for 2005. For the quarter ended June 30, 2005, total revenues were $20.3 million, up 7.5% from $18.9 million in the same period last year. Net loss for the quarter was $4.2 million, or $0.14 per share, which compares to a net loss of $9.5 million, or $0.33 per share, in the second quarter of 2004. The company reported balances of cash and marketable securities of $40.8 million as of June 30, 2005.
“We are pleased to report another quarter of solid performance, despite some softness in the markets for laboratory automation equipment,” said Kevin Hrusovsky, President and CEO at Caliper. “Our overall business continues to strengthen, and since initiating our LabChip Driven program late last year we have signed three new licensing agreements, each of which plants the seeds for future growth. The latest license to Agilent opens up new opportunities for microfluidics in the diagnostic market. In addition, the new planar chip supply agreement with Agilent solidifies our chip revenue for the next five years and serves as testimony to the valuable role of microfluidics in the life sciences industry.”
The company reported LabChip 90 systems, LabChip 3000 products and assay development contracts as other areas of strength during the second quarter. “This quarter we saw an uptick in LabChip 90 system activity, which included several key placements,” continued Hrusovsky. “For example one major genomics research center, responsible for the development of technologies that enabled sequencing of the human genome, will now be using our LabChip 90 system.”
“Our emerging LabChip 3000 business, including assay development services, continues to gain momentum, with two major pharmaceutical customers signing agreements in the second quarter. One of these was a follow-on contract after the rapid and successful completion of the initial assay set. This continuing demand indicates to us that assay services are an important, long-term industry trend.”
The company projected total revenue of $19 million to $23 million for the third quarter of 2005, and reaffirmed its full year revenue projection of $84 million to $90 million.
Caliper will webcast its first quarter results conference call starting at 9:00 am EDT today. To listen to the webcast, visit http://www.fulldisclosure.com or the investor relations section of Caliper’s website at www.caliperLS.com. The webcast will be available for replay until Caliper’s earnings call for the third quarter of 2005.
A telephone replay is also available until August 3 by dialing 888.286.8010 and using the participant passcode of 36580978. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.
About Caliper Life Sciences
Caliper Life Sciences uses its advanced liquid handling and LabChip technologies to create leading edge tools that accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.
The statements in this press release regarding Caliper’s revenue projections for both the third quarter of 2005 and for the full year, Caliper’s expectations regarding new opportunities for its products in the diagnostics market created by the new license agreement with Agilent, and Caliper’s outlook for continuing demand for planar chips and assay development services are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the risks that unexpected difficulties may be encountered in gaining wider adoption of Caliper’s new products and Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new products and services, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery systems and other products. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in Item 2 of Caliper’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.
LabChip is a registered trademark of Caliper Life Sciences, Inc.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Product revenue	$12,443	$12,985	$25,581	$24,994
Service revenue	3,600	3,581	6,856	6,641
License fees and contract revenue	4,290	2,356	6,298	4,219

Total revenue	20,333	18,922	38,735	35,854
Costs and expenses:
Cost of product revenue	9,016	8,491	17,808	17,112
Cost of service revenue	1,739	1,643	3,392	3,284
Research and development	4,497	6,592	8,436	12,745
Selling, general and administrative	7,804	8,350	15,290	16,363
Stock-based compensation, net	422	235	831	1,930
Amortization of intangible assets	898	896	1,796	1,943
Restructuring charges	—	2,352	—	2,218

Total costs and expenses	24,376	28,559	47,553	55,595

Operating loss	(4,043)	(9,637)	(8,818)	(19,741)
Interest income, net	145	137	287	336
Other income (expense), net	(240)	43	(453)	(43)

Loss before income taxes	(4,138)	(9,457)	(8,984)	(19,448)
Provision for income taxes	(48)	(16)	(132)	(62)

Net loss	$(4,186)	$(9,473)	$(9,116)	$(19,510)

Net loss per share, basic and diluted	$(0.14)	$(0.33)	$(0.30)	$(0.68)
Shares used in computing net loss per common share, basic and diluted	30,586	29,111	30,520	28,850

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$5,107	$10,403
Marketable securities	35,731	39,834
Accounts receivable, net	12,791	17,040
Inventories	12,194	9,828
Prepaid expenses and other current assets	3,075	2,138

Total current assets	68,898	79,243
Property and equipment, net	7,100	6,186
Intangibles, net	10,922	12,745
Goodwill	47,215	47,215
Other assets	4,138	2,558

Total assets	$138,273	$147,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	25,837	27,009
Long-term obligations	7,994	9,359
Stockholders’ equity	104,442	111,579

Total liabilities and stockholders’ equity	$138,273	$147,947

Note 1: Derived from audited financial statements for the year ended December 31, 2004.